SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant / X /

	Filed by a Party Other Than the Registrant	/ /
Check the appropriate box:

/ /	Preliminary Proxy Statement

/ /	Confidential, for Use of the Commission Only (as permitted by Rule
14a-6(e)(2))

/ /	Definitive Proxy Statement

/ X /	Definitive Additional Materials

/ /	Soliciting Material Pursuant to Sec. 240.14a-12

PUTNAM VISTA FUND

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X /	No fee required.

/ /	Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11 (set forth the
amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ /	Fee paid previously with preliminary materials.

/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Hello, I'm trying to reach <s/h name>. Is he/she available? My name is ____ and I'm calling on a recorded line regarding your investment in the Putnam Vista Fund. The fund sent you a proxy card for a Special Meeting of Shareholders to be held on September 15, 2010. We haven't received it back, so we're calling to ask if you would have any objections to registering your vote.

If No:

Would you have any objections to voting along with the recommendations of the Board?

If No: I am recording your FOR vote and will send you a printed confirmation. For confirmation purposes, may I have your full name and the address that we'll be mailing your confirmation to? And are you authorized to vote all shares? (If no, identify which accounts s/he is eligible to vote and proceed with voting process). Thank you for your time. Have a good day/evening!

If Yes: How would you like to vote today?

I am recording your < >_vote and will send you a printed confirmation. For confirmation purposes, may I have your full name and the address that we'll be mailing your confirmation to? And are you authorized to vote all shares? (If no, identify which accounts s/he is eligible to vote and proceed with voting process). Thank you for your time. Have a good day/evening!

If Yes:

< Use Appropriate Rebuttal >

Would you have any objections to voting along with the recommendations of your Board

If shareholder agrees to vote:

I am recording your < >_vote and will send you a printed confirmation. For confirmation purposes, may I have your full name and the address that we'll be mailing your confirmation to? And are you authorized to vote all shares ? (If no, identify which accounts s/he is eligible to vote and proceed with voting process). Thank you for your time. Have a good day/evening!

If Shareholder Declines to vote:

Would you like our toll free number so you can call back at your convenience? Your participation would be greatly appreciated and it would just take a brief moment to vote your shares over the phone.

If Yes: Please call 866-905-2396 any time between 9am and 11pm EST weekdays or between Noon and 6pm on Saturday. Thank you for your time. Have a good day/evening!

If No: Thank you for your time. Have a good day/evening